Incorporated Communications Services
4515 Ocean View Blvd., Suite 305, La Cañada, CA  91011

January 1, 2011

ICS Services Agreement with California Gold Corp.

Incorporated Communications Services, a California administrative services & communications corporation (“ICS”), hereby enters into a basic admin services agreement with California Gold Corp. (the “Company”) whose CEO is James Dale Davidson III.  The term of this Agreement is for one year (12 months), effective as of January 1, 2011, unless otherwise extended and/or terminated by either party on 60 days’ written notice.

ICS represents that it has a full staff complement of eight personnel and is competent to perform the following tasks for the Company on an on-going basis, such duties to include:

1.           Providing its own address, phone number and fax number and serving as the corporate headquarters and communications office for the Company.  ICS shall assign and put into place specific phone and fax numbers that will operate exclusively for the benefit of the Company, as of December 31, 2010.

2.           Performing the Company’s basic monthly bookkeeping requirements and also implementing a purchase order system for all withdrawals from the Company’s bank account which shall remain as a client trust account with the Company’s law firm, Gottbetter & Partners, LLP (“G&P”), New York, New York.  No withdrawals from the Company’s account will be allowed without an approved purchase order request for such withdrawals that is signed by the Company’s COO, Mr. George Duggan, and in certain cases, by the CEO, as well. In each instance of a proposed withdrawal, Mr. Duggan shall coordinate directly with ICS and G&P, submitting an approved and signed purchase order created by ICS in support of the withdrawal request.

Any and all requests for payments or withdrawals from the Company’s account shall first be submitted to ICS by email for review and approval before being acted on as per the foregoing paragraph.  Such purchase order requests shall be sent to Mr. George Duggan at gduggan@nat-media.com and also copied to Mr. Rob Rainer at admin@nat-media.com, at ICS.

ICS shall also coordinate closely with Albeck, the Company’s Texas-based preparer of its annual and quarterly financial statements, and also, as needed, with MaloneBailey, LLP, the Company’s auditors, in providing records of all bookkeeping and approved purchase orders.

3.           ICS will route and forward any and all incoming calls directed to the Company or its personnel, coordinating directly with the Company personnel in facilitating communications.  ICS shall also keep phone logs of all such incoming calls.  Any incoming mail for Company personnel shall also be regularly routed to appropriate personnel.

4.           ICS will handle all incoming investor inquiries as necessary, also reporting to the CEO and others on such calls as necessary.  The Company’s COO will directly supervise this function.

5.           ICS shall act, as necessary, to assist Company management in preparing any and all required Company news releases, and also facilitate their dissemination as per specific orders.  Any direct dissemination expenses or wire distribution charges shall be approved beforehand by the COO and the CEO via purchase orders before any expense is incurred.

6.           ICS communications/marketing personnel shall prepare an up-to-date PowerPoint presentation on the Company and its initial project, and also supervise the professional work involved in building and launching a new and fully updated Company informational website.  Any direct costs entailed in developing these communications tools will be approved by the CEO and COO via formal purchase orders prior to incurring any expenditures.

7.           ICS shall bill the Company $US6,000.00/month for the above services and this basic fee is herewith approved by the Company over a 12-month term effective as of Jan. 1, 2011.  This monthly fee may be increased in the future should the Company’s Board of Directors determine that the Company has sufficient funds to warrant such an increase.  ICS shall also bill the Company fully documented expenses of phone, postage, copying, courier deliveries, etc., each month, and these will be promptly paid by the Company.  All other expenses, e.g., website development, PowerPoint graphics, marketing materials, reproductions, printing, will be pre-approved via the purchase order system before any expense is incurred.

8.           The parties intend and acknowledge that ICS is acting as an independent contractor and neither it nor any of its staff will be employees of the Company.  ICS shall have full discretion in determining the activities to be devoted to rendering the services contemplated under this Agreement and the level of compensation to ICS is not dependent upon any preordained level of activity.  The Company acknowledges that ICS shall remain free to accept other engagements of a like nature to the engagement under this Agreement.  The Company shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to ICS and all such amounts shall be paid without any deduction or withholding, except as may be otherwise required by applicable laws.  Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and ICS or to render either party responsible for any debts or liabilities of the other.

9.            ICS expressly acknowledges that, in the performance of its duties and responsibilities on behalf of the Company, it has been, and will be, exposed to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). Except as authorized in writing by the Company, during the performance of ICS’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, ICS agrees to keep strictly confidential and not use for its personal benefit or the benefit to any other person or entity (other than the Company or its affiliates) the Confidential Information. At any time upon demand by the Company, and upon the resignation or termination of the services of ICS, ICS shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of the Confidential Information.

10.           All issues and disputes concerning, relating to or arising out of this Agreement and from ICS’s retention by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York.

11.           ICS’s obligations under this Agreement are personal in nature and may not be assigned by ICS to any other person or entity.  The Company’s rights under this Agreement may be assigned by the Company to any affiliate that expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would have been required to in the absence of such assignment.  This Agreement shall be enforceable by the Company and its affiliates, successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

12.           This instrument constitutes the entire Agreement between the parties regarding its subject matter.  When signed by each of the parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement.  In any future construction of this Agreement, this Agreement should be given its plain meaning.  No provision of this Agreement is intended to confer upon any person other than ICS and the Company any rights or remedies hereunder.   This Agreement may be amended only by a writing signed by the parties.

13.           This Agreement may be executed in counterparts.  A counterpart transmitted via facsimile and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.

ICS looks forward to providing the Company with a stable operating platform and effective coordination of the Company’s communications and basic bookkeeping functions.

This Agreement is herewith approved:

James Dale Davidson III	George Duggan
Chief Executive Officer	on behalf of
California Gold Corp.	Incorporated Communications
Services